Exhibit 12.1

Otis Collection LLC

c/o Otis Wealth, Inc.

335 Madison Avenue, 4th Floor

New York, NY 10017

September 30, 2021

To the Manager of Otis Collection LLC:

We are acting as counsel to Otis Collection LLC, a Delaware series limited liability company (the “Company”), with respect to the preparation and filing of an offering statement on Form 1-A, and post-qualification amendments. The offering statement covers the contemplated sale of membership interest (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ CrowdCheck Law LLP

AS

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size	Maximum Membership Interests
Series Collection Drop 001	$25.00	$15,000	600
Series Collection Drop 002	$25.00	$20,000	800
Series Collection Drop 003	$25.00	$14,500	580
Series Collection Drop 004	$10.00	$6,400	640
Series Collection Drop 005	$1.00	$30,500	30,500
Series Collection Drop 006	$1.00	$15,800	15,800
Series Collection Drop 007	$1.00	$20,000	20,000
Series Collection Drop 008	$1.00	$11,200	11,200
Series Collection Drop 009	$1.00	$10,500	10,500
Series Collection Drop 010	$1.00	$25,300	25,300
Series Collection Drop 011	$1.00	$276,300	276,300
Series Collection Drop 012	$1.00	$33,700	33,700
Series Collection Drop 013	$1.00	$38,100	38,100
Series Collection Drop 014	$1.00	$197,400	197,400